Exhibit 10.1
Bell Microproducts Inc.
Management Incentive Plan
Year 2008
The Management Incentive Plan (the “Plan”) is established to provide the Chief Executive Officer, other executive officers, and division heads of Bell Microproducts Inc. (the “Company”) with a financial incentive to meet and exceed financial and other objectives. The following is a description of the Plan.
1.	Participation:
The Compensation Committee of the Board of Directors (the “Committee”), upon the recommendation of the Chief Executive Officer, is responsible to designate participants in the Plan, approve Plan goals, establish target incentives and approve Plan payouts.

2.	Performance Targets:
Performance goals are established at the beginning of the year for the first and second fiscal quarters based on the Annual Operation Plan. The goals for third and fourth fiscal quarters will be established at the beginning of the second half of the fiscal year. The goals will consist of one or more of the following:
a.	Earnings per Share, Net Income, Pretax Profit (“PTP”) or Operating Contribution.

b.	Return on Equity (“ROE”), Return on Invested Capital (“ROIC”), or Return on Working Capital (“ROWC”)

c.	Individual Objectives (“MBOs”).
Note:
•	ROE is derived by dividing net income for the accounting period by common shareholder equity.

•	ROIC is derived by taking business unit pretax and dividing it into Bell Micro’s investment/inter-company loans, including acquisition interest, to the business unit. At the corporate level, after tax profit is used instead of pretax profit.

•	ROWC is derived by taking business unit pretax profit and dividing it into working capital (A/R +Inventory - AP).
3.	Payment of Incentives:
a.	Quarterly Advance Payments
At the end of each fiscal quarter following the financial audit, the financial performance for the quarter will be compared to the financial plan for the quarter and participants will be paid an advance of their annual incentive based on the payment schedule shown in paragraph 3c below, except that there shall be no advance payments for achievement above 100% of the Plan. Incentives will be paid after quarter end financial results are finalized and the Committee has approved the payments. The amount of target incentive assigned to each quarter is generally based on the amount of planned corporate profit for each quarter. For 2008, the amount

Management Incentive Plan Description
Year 2008

assigned to each quarter is: first quarter: 20%, second quarter: 20%, third quarter: 30% and fourth quarter: 30%.
b.	Year End Payments
After the financial close and audit of the year, financial performance for the year will be compared to the financial plan for the year (the sum of the financial targets for first, second, third and fourth quarters) to determine the amount of incentive each participant earned due to financial performance. In addition, the accomplishments of each participant’s individual MBOs will be reviewed to determine the amount of incentive earned for MBO accomplishment. The total incentive earned for the year (for financial performance and MBO performance), less the amount of quarterly advances, will be paid following approval of the Committee.

c.	Payout of incentives for financial goals is based on the following:

% Of Plan Achieved	% Of Incentive Earned
<80%	0%
80%	50%
100%	100%
150%	200%
>150%	200%

Use straight-line interpolation between metrics
d.	Objectives (MBOs):

Objectives must be in writing and approved at the beginning of the year by the Chief Executive Officer. The objectives for the Chief Executive Officer shall be approved by the Committee. The written objectives must include a statement of the objective, the delivery date and the expected result (i.e., a definition of how the accomplishment is to be measured). If there is more than one objective, each will be weighted equally, unless the objective states otherwise.

Because the actions taken to accomplish most objectives will generally span several quarters, payment of the incentive is made on an annual basis.
4.	The target incentive for Plan participants who become participants after the start of the fiscal year will be prorated for the period of time as a participant.

5.	Participants must be employees of the Company on the date incentives are paid to be eligible for the quarterly or year-end Plan payments.

6.	The Company, in its sole discretion, has the authority to change the Plan at any time, including but not limited to, increasing incentive payouts above target in the event of superior performance, in the event of significant over-achievement of goals, adjusting payouts to prevent unwarranted “windfalls,” and make other changes in the Plan or Plan targets that are in the best interests of the Company.

Management Incentive Plan Description
Year 2008

7.	In the event that the Company raises new equity funds during the year, thereby eliminating interest charges, the financial plan may be adjusted accordingly.

8.	In the event of an acquisition or divestiture, the Committee will make a determination as to the impact on the financial plan and may modify the Plan accordingly.

9.	The Company, in its sole discretion has the authority to make incentive payments in cash, restricted stock units or a combination thereof.